Exhibit 23.1

Consent of Independent Auditors

We consent to the incorporation by reference in Registration Statement Nos. 333-297255, 333-297255-01, 333-297255-02, 333-297255-03 and 333-297255-04 on Form S-3 of Aon plc, Aon Global Limited, Aon Global Holdings plc, Aon Corporation and Aon North America Inc. and Registration Statement Nos. 333-55773, 333-103344, 333-106584, 333-145928, 333-174788, 333-184999, 333-199759, 333-235296 and 333-288965 on Form S-8 of Aon plc of our report dated February 27, 2026, except for Note 2 for which the date is August 21, 2026, relating to the consolidated financial statements of USI, Inc. and Subsidiaries as of and for the year ended December 31, 2025 appearing in this Current Report on Form 8-K of Aon plc.

/s/ Ernst & Young LLP

New York, New York

September 11, 2026